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                                                                     EXHIBIT 99

                     Audit Representation Letter to the SEC


                                       March 27, 2002


United States Securities and Exchange Commission
Washington, D.C. 20549

Re:  Temporary Final Rule and Final Rule:
     Requirements for Arthur Andersen LLP Auditing Clients

Ladies and Gentlemen:

Arthur Andersen LLP, our independent auditor has made the following representation to us:

The audits as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there were appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to these audits.


                                       Foundry Networks, Inc.



                                        By: /s/ Timothy D. Heffner
                                           -----------------------------------
                                               Timothy D. Heffner
                                           Vice President, Finance &
                                           Administration, Chief Financial
                                           Officer